
                             UNISYS CORPORATION
       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                               ($ in millions)


                                  Six
                                  Months
                                  Ended           Years Ended December 31
                                  June 30, -----------------------------------
                                  2000       1999   1998    1997   1996   1995
                                  --------   ----   ----    ----   ----   ----
Fixed charges
Interest expense                  $   39.2  $127.8 $171.7  $233.2 $249.7 $202.1
Interest capitalized during
  the period                           5.7     3.6     -       -      -       -
Amortization of debt issuance
  expenses                             2.0     4.1    4.6     6.7    6.3    5.1
Portion of rental expense
  representative of interest          23.1    46.3   49.1    51.8   59.8   65.9
                                    ------  ------ ------  ------ ------ ------
    Total Fixed Charges               70.0   181.8  225.4   291.7  315.8  273.1
                                    ------  ------ ------  ------ ------ ------
Earnings
Income (loss) from continuing
 operations before income taxes      246.7   770.3  594.2  (748.1)  80.2 (786.0)
Add (deduct) share of loss
  (income) of associated
  companies                          (17.7)    8.9    (.3)    5.9   (4.9)   5.0
                                    ------  ------ ------  ------ ------- ------
    Subtotal                         229.0   779.2  593.9  (742.2)  75.3 (781.0)
                                    ------  ------ ------  ------ ------- ------

Fixed charges per above               70.0   181.8  225.4   291.7  315.8  273.1
Less interest capitalized during
  the period                          (5.7)   (3.6)    -       -      -       -
                                    ------  ------ ------  ------ ------ -------
Total earnings (loss)               $293.3  $957.4 $819.3 $(450.5)$391.1$(507.9)
                                    ======  ====== ====== ======= ====== =======

Ratio of earnings to fixed
  charges                             4.19    5.27   3.63    *      1.24     *
                                    ======  ====== ====== ======= ====== =======

* Earnings for the years ended December 31, 1997 and 1995 were inadequate to cover fixed charges by approximately $742.2 and $781.0 million, respectively.